Exhibit 99.1

BURGER KING WORLDWIDE, INC. AND ALSEA, S.A.B. DE C.V SIGN NEW JOINT VENTURE

TO SIGNIFICANTLY EXPAND BRAND PRESENCE IN MEXICO

MIAMI & MEXICO CITY – December 12, 2012—Burger King Worldwide, Inc. (NYSE: BKW), today announced that it has entered into a joint venture agreement for Mexico with Alsea, S.A.B. de C.V. (BMV: ALSEA) focused on significantly increasing the BURGER KING® brand presence in this important market.

As part of the transaction, ALSEA and BKW will contribute their BURGER KING® restaurants in Mexico to form a joint venture through a merger of BKW’s Mexican subsidiary into Operadora de Franquicias Alsea S.A. de C.V. (OFA). The new joint venture company will own 203 BURGER KING® restaurants in Mexico and has committed to open several hundred more over the next several years.

ALSEA, a leading operator of quick service restaurants, coffee shops and casual dining establishments in Latin America, has been operating BURGER KING® restaurants for more than ten years in Mexico. As part of the joint venture, OFA will acquire the following rights and obligations:

•	Acquisition of 97 BURGER KING® restaurants, bringing ownership count to 203 BK® restaurants;
•	Operating control of the BURGER KING® brand throughout all of Mexico;
•	Exclusivity in Mexico for 20 years;
•	Collection of royalties from sub-franchisees;
•	An annual development plan that includes the opening of new corporate and sub-franchised BURGER KING® restaurants over the next 20 years; and
•	In exchange for a cash payment to BKW, ALSEA will maintain a majority stake in the joint venture, while BKW will maintain the minority stake.

“We are thrilled to announce the expansion of our long-standing relationship with ALSEA and believe they are the right partner to drive significant growth for the BURGER KING® brand in Mexico,” said Jose Tomas, president, Latin America and Caribbean, BKW. “Over the past 20 years, the BURGER KING® brand has become the largest fast-food hamburger restaurant company in Mexico and the preferred choice among consumers. With this new joint venture, we will significantly increase our presence in the country and introduce more consumers to our signature flame-grilled menu items.”

Alsea’s Chief Executive Officer Fabián Gosselin said, “We are very pleased with the acquisition and agreements reached, because BURGER KING® is the brand with the highest market penetration and it´s also the brand that is perceived to be the best by the Mexican consumer in this segment.” He added, “Maintaining the control and operation of the brand presents us a great opportunity to consolidate in Mexico and increase the potential growth.”

There are currently 409 BURGER KING® restaurants in Mexico operated by ten different franchisees. The transaction is subject to regulatory approval in Mexico.

In 2012, BKW successfully introduced similar joint ventures in South Africa, Russia and China and in 2011, in Brazil – all focused on increasing market share in key markets across the world.

Forward-Looking Statements

This press release includes forward-looking statements, which are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects”, “intends” or similar expressions, and includes statements regarding BKW’s expectations regarding the growth opportunities in Mexico and the ability of the joint venture to capitalize on these opportunities and rapidly expand the BURGER KING® brand’s presence in Mexico. These forward-looking statements may be affected by risks and uncertainties in BKW’s business and market conditions. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in filings made by BKW with the Securities and Exchange Commission, including BKW’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on June 18, 2012. BKW wishes to caution readers that certain important factors may have affected and could in the future affect BKW’s actual results and could cause BKW’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of BKW, including the risk that the joint venture will not close, that the joint venture will not be successful in opening and operating BURGER KING® restaurants in Mexico or that the opportunities to open restaurants in Mexico will decline. BKW undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

ABOUT BURGER KING WORLDWIDE

Founded in 1954, BURGER KING® (NYSE: BKW) is the second largest fast food hamburger chain in the world. The original HOME OF THE WHOPPER®, the BURGER KING® system operates in over 12,600 locations serving over 11 million guests daily in 83 countries and territories worldwide. Approximately 95 percent of BURGER KING® restaurants are owned and operated by independent franchisees, many of them family-owned operations that have been in business for decades. To learn more about Burger King Worldwide, please visit the company’s website at www.bk.com or follow us on Facebook and Twitter.

ABOUT ALSEA

Alsea is the largest restaurant operator in Latin America of global leading brands in the fast food, coffee shops and casual dining segments. It has a diversified portfolio, with brands such as Domino’s Pizza, Starbucks, Burger King, Chili’s, California Pizza Kitchen, PF Chang’s, Pei-Wei and Italianni’s. At the close of September 2012, the Company was operating 1,227 units in Mexico, Argentina, Chile and Colombia. Alsea’s business model includes support for its brands through a Shared Services Center that provides all of the Administrative and Development Processes, as well as the Supply Chain. The Company has nearly 27,000 employees. For more information go to: www.alsea.com.mx

Contacts:

For Burger King Worldwide Holdings, Inc.:

Miguel Piedra, Vice President, Global Communications

mpiedra@whopper.com; tel: +1 305 378 7277

For Alsea:

Diego Gaxiola Cuevas, Chief Financial Officer

Phone: (5255) 5241-7151

ri@alsea.com.mx

Enrique González Casillas, Investor Relations

Phone: (5255) 5241-7035

ri@alsea.com.mx

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